NEWS
FOR IMMEDIATE RELEASE

CONTACT:

Melvin Gagerman, Chairman and CEO	Cipora Lavut
Aura Systems, Inc.	404 539-2161
310-643-5300 x171	clavut@aurasystems.com
mgagerman@aurasystems.com

Aura’s CEO Releases Letter to Shareholders

EL SEGUNDO, Calif. – December 17, 2009 – Aura Systems, Inc. (OTCBB:AUSI) today announced that its Chairman and CEO Mr. Melvin Gagerman has released a letter to stockholders, which is available on the company's website. The letter is also available as an 8-K filing with the SEC by the Company.

The letter summarizes recent business development in (i) transport refrigeration, (ii) telecommunication with emphasis on cell station applications, (iii) hybrid application with upcoming developments of a 30 kW and 100 kW systems, (iv) military developments with RG31, upcoming Bradley, HET, WIN-T and other smaller programs as well as foreign military sales, and (v) other recent developments with expected business starting in January 2010.  In addition the letter states “We are experiencing significant increase in demand for our AuraGen®/VIPER solutions from customers and expect ever more increasing orders in the coming months.  In the third quarter of the current fiscal year (ended November 30th) we shipped approximately twice as much as in the second quarter and we potentially expect to ship in the fourth quarter approximately twice as much as in the third quarter.  Our shipments are currently not limited by available orders but rather by the time required to quickly ramp up production and testing”.

Safe Harbor Statement

Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the future growth and success of the Company's technology and products, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as "anticipate," "believe," "could," "estimate," "expect," "intend," "is planned," "may," "should," "will," "will enable," "would be expected," "look forward," "may provide," "would" or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section "Risk Factors" in the Company’s Annual Report on Form 10-K for the period ended February 29, 2009, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing this information as of this date and assumes no obligations to update this information or revise any forward-looking statements, whether as a result of new information, future events or otherwise."

For more information on Aura Systems Inc. visit www.aurasystems.com